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                                                                    Exhibit 99.1

SINOFRESH HEALTHCARE, INC.

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          516 Paul Morris Drive * Englewood, FL 34223 * 941-681-3100 *
                      Fax 941-681-3139 * www.sinofresh.com
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MEDIA CONTACT:
MICHAEL GILLETTE
941-681-3121
- OR -
INVESTOR RELATIONS:
941-681-3135

SINOFRESH SECURES $1.8 MILLION IN FINANCING TO FURTHER PROMOTE ITS REVOLUTIONARY
                             ANTISEPTIC NASAL SPRAY

ENGLEWOOD, FL, DECEMBER 9, 2004 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), marketer of the only over-the-counter nasal spray that kills bacteria and fungi, today announced that it has secured financing in the amount of $1.8 million through the sale of Senior Secured 6% Convertible Debentures to current, private, and institutional investors. The financing was arranged primarily to support the Company's 2005 marketing and media plan. The plan features entertainer Ed McMahon, himself a longtime sinus sufferer, in a variety of promotional vehicles including national cable television commercials, radio advertising, and personal appearances at healthcare industry events. Additionally, the funds will be used to pay off the Company's current senior secured creditor and to meet costs of general business operations.

SinoFresh Chief Financial Officer Scott M. Klein stated, "Securing this financing achieves another huge milestone for SinoFresh. Our two most significant goals over the last 12 months have been to expand into the national distribution scene and to acquire financing in order to properly promote our product. With both of these goals accomplished, we feel we are now well positioned to further our financial and business objectives."

ABOUT SINOFRESH HEALTHCARE, INC.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative therapies to treat inflammatory and infectious diseases of the upper respiratory system. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company holds many patents and patent applications on its innovative pharmaceutical technology and relies upon a distinguished panel of medical experts and a management team experienced in the bio-pharmaceutical arena.

The Company's lead product, SinoFresh(TM) Nasal & Sinus Care, is the first over-the-counter antiseptic nasal spray that kills bacteria and fungi in the mouth and nose. The Company is also researching how antiseptic cleansing may aid in alleviating sinus distress, a problem that may affect 37 million Americans annually. SinoFresh(TM) Nasal & Sinus Care is available nationwide in Wal-Mart, Walgreens, Rite Aid, CVS, Sav-on drugs, Osco Drug and other drug, grocery and mass merchandise retailers. More information is available at www.sinofresh.com.

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including risks summarized in the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 2003 (file No. 0-49764). The Company's actual results could differ materially from such forward-looking statements. The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

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*SinoFresh(TM) is a trademark of SinoFresh HealthCare, Inc.